Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements:
1.	Registration Statement (Form S-8 No. 333-153446) pertaining to the James Hardie Industries NV Managing Board Transitional Stock Option Plan 2005, the James Hardie Industries NV Supervisory Board Share Plan 2006 and the James Hardie Industries NV Long Term Incentive Plan 2006 of James Hardie Industries N.V.

2.	Registration Statement (Form F-4) to register 102,000,000 ordinary shares of James Hardie Industries SE in the US
Of our reports dated June 19, 2009, with respect to the consolidated financial statements of James Hardie Industries N.V. and to the effectiveness of internal control over financial reporting of James Hardie Industries N.V. included in this Annual Report (Form 20-F) for the year ended March 31, 2009.
/s/ Ernst & Young LLP
Orange County, California
June 19, 2009